Exhibit 21.1

LIST OF SUBSIDIARIES

The Registrant's subsidiaries as of December 31, 2025 are listed below.

Subsidiaries of the Registrant	Jurisdiction of Organization

Aberco, Inc.	Maryland

Albion Laboratories, Inc.	Nevada

Balchem BV	Netherlands

Balchem Canada Corporation	Canada

Balchem Italia Srl	Italy

Balchem Ltd.	Canada

Balchem NV	Belgium

Balchem Philippines, Inc.	Philippines

Balchem Pty Ltd.	Australia

Balchem Sdn Bhd	Malaysia

BCP Ingredients, Inc.	Delaware

Kappa Bioscience AS	Norway

Kappa Bioscience Europe GmbH	Germany

Kappa Solutions AS	Norway

Kechu BidCo AS	Norway

SensoryEffects, Inc.	Delaware

SensoryEffects Cereal Systems, Inc.	Delaware